Exhibit 99.1

Finnovate Acquisition Corp. Receives Nasdaq Deficiency Notice Due to Delayed Filing of Form 10-Q

George Town, Grand Cayman, September 18, 2023 — Finnovate Acquisition Corp. (“Finnovate” or the “Company”) (NASDAQ: FNVT) on September 12, 2023 received notice from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, due to the delay in the filing of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2023 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”), Finnovate does not currently satisfy Nasdaq Listing Rule 5250(c)(1), which requires the timely filing of all periodic reports with the SEC. The deficiency has no immediate effect on the listing or trading of the Company’s common stock on Nasdaq.

In accordance with the Nasdaq Listing Rules, Finnovate was provided 60 calendar days to submit its plan to evidence compliance with the filing requirement and the Staff has the discretion to grant Finnovate up to 180 calendar days from the SEC deadline to file the Form 10-Q based on that plan. The Company is diligently working to file the Form 10-Q within the timeline prescribed by Nasdaq.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b).

ABOUT FINNOVATE

Finnovate Acquisition Corp. (Nasdaq: FNVT) is a blank check company incorporated in the Cayman Islands with the purpose of acquiring one and more businesses and assets, via a merger, capital stock exchange, asset acquisition, stock purchase, and reorganization.

FORWARD-LOOKING STATEMENTS

The information in this press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “may,” “will,” “expect,” “continue,” “should,” “would,” “anticipate,” “believe,” “seek,” “target,” “predict,” “potential,” “seem,” “future,” “outlook” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, the Company’s expectations as to the filing of the Form 10-Q and certain of the Company’s financial results for the quarter ended June 30, 2023 and compliance with the Nasdaq Listing Rules. These forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. Factors that may cause future results to differ materially from management’s current expectations include the risk that the Company will be unable to file the Form 10-Q within the timeline prescribed by Nasdaq. Forward-looking statements reflect the Company’s plans or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. Readers are referred to the most recent reports filed with the SEC by the Company. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Finnovate Acquisition Corp.

Calvin Kung

The White House 20 Genesis Close

George Town, Grand Cayman KY1 1208

+1 (424) 253-0908